Total Entertainment Exiting Online Gaming Industry


NEW YORK, NY-- (INTERNET WIRE)--August 26, 2002 -- Total Entertainment, Inc. (OTCBB: TTLN - news) announced today that it will be exiting the online gaming industry by month-end. A decision last quarter by a majority of major U.S.-based banks to restrict the use of their credit cards for Internet gaming had a significant impact on the industry and the Company.

The Company has entered into a contract to sell all remaining Internet gaming assets to Olympic Sports Data Services, Ltd. and Summerhill (UK) PLC. Details of this agreement call for assumption of customer deposits, a royalty agreement and 2,950,000 common share of Summerhill (UK) PLC, shares priced at 1.00 GBP or $1.52 USD.

Upon the completion of TTLN's gaming divesture, the Company's new strategy will be that of providing growth capital to operating companies with scalable business models and experienced management, where Total Entertainment can contribute both its financial and human resources. The Company additionally plans to relocate its Head Office from Montreal Canada to the New York City area by the end of the third quarter.

Corporate Head Office is based in Montreal.

For more information, visit www.TTLN.com.

Safe Harbor Statement
This news release contains statements of a forward-looking nature relating to the future events or the future financial results of Total Entertainment, Inc. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors that could cause actual events or results to differ materially from those indicated from Forward-looking statements, including the matters set forth in Total Entertainment's reports and documents filed from time to time with the Securities and Exchange Commission.


CONTACT:
Total Entertainment, Inc.
Sandy J. Masselli Jr. / Mitchell Brown
514/842-6999

investors@ttln.com
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